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                         INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in this Registration Statement on Form N-2 of the North American Senior Floating Rate Fund, Inc. (Investment Company Act file No. 811-8727) of our report dated February 23, 2001 relating to North American Senior Floating Rate Fund, Inc., which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus which is part of the Registration Statement and the heading "Auditors and Financial Statements" in the Statement of Additional Information.



/s/ DELOITTE & TOUCHE LLP



April 23, 2001
Boston, Massachusetts